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                                                                     EXHIBIT 6.2

                                 LEASE AGREEMENT

         THIS LEASE AGREEMENT (this "Lease") is entered into as of March 14, 2001, by KENNETH E. LAIRD AND GAIL LAIRD AS TRUSTEES OF THE LAIRD FAMILY TRUST (jointly "Landlord"), and AWG, LTD., a Nevada corporation ("Tenant").

         Tenant desires to lease from Landlord, and Landlord is willing to lease to Tenant the Leased Premises (as defined below), on the terms and subject to the conditions hereinafter set forth.

         Accordingly, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Appurtenances. The term "Appurtenances" shall mean all rights, privileges and easements appurtenant to the Real Property (as defined below), specifically excluding and reserving unto Landlord all minerals, oil, gas and other hydrocarbon substances on and under the Real Property and all development rights, including rights and permits to construct buildings and winery production facilities, but specifically including all air rights, water, water rights and water stock relating to the Real Property, and all other easements, rights-of-way and other appurtenances used, benefiting or available in connection with the beneficial use and enjoyment of the Real Property.

         1.2 Commencement Date. The term "Commencement Date" shall mean, March 14, 2001.

         1.3 Law. The term "Law" shall mean any local, regional, municipal, county, state or federal statute, judicial decision, ordinance, resolution, regulation, rule, code, administrative order, or other requirement of any government agency or authority having jurisdiction over the parties to this Lease or the Leased Premises.

         1.4 Lease Term. The term "Lease Term" shall commence on the Commencement Date continuing until March 14, 2010.

         1.5 Leased Premises. The term "Leased Premises" shall have the meaning therefor set forth in Section 2.1.

         1.6 Leasehold Improvements. The term "Leasehold Improvements" shall have the meaning therefor set forth in Section 7.1.

         1.7 Landlord's Invested Capital. The term "Landlord's Invested Capital" as used herein shall initially mean Two Million Five Hundred Thousand Dollars ($2,500,000) and shall be increased for each expenditure on capital improvements or repairs made by Landlord as a



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result of a requirement under this Lease or by applicable law or pursuant to
Landlord's good faith determination that a capital improvement or repair is necessary or desirable; provided however, any amounts expended by Landlord in constructing a wine production and storage facility shall not increase Landlord's Invested Capital unless and to the extent Tenant is permitted to use such facility.

         1.8 Real Property Taxes. The term "Real Property Taxes" as used herein shall mean all real property taxes, assessments, and other charges imposed by any governmental or quasi-governmental authority, which are levied or assessed against the Leased Premises. Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or any federal or state income tax.

         1.9 Hazardous Materials. The term "Hazardous Materials" shall mean any flammable materials, explosives, radioactive materials, hazardous or contaminated materials or substances, toxic or noxious materials, substances or related materials or substances or any other material or substance that is prohibited or regulated by Law or that is designated by any governmental authority to be radioactive, toxic, hazardous or otherwise of danger to health, reproduction or the environment, including without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances," "hazardous wastes," or words of similar impact or stated to be known to cause cancer or reproductive toxicity, under any Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1317, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.5, 25249.8, 25281, 25316 or 25501
of the California Health & Safety Code, as amended; and any similar Laws, including any substances so defined or stated in any regulation adopted or publication promulgated pursuant to such Laws, as they may be amended from time to time.

                                    ARTICLE 2

                                    PREMISES

         2.1 Demise of Premises. Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, approximately three (3) acres of the property commonly known as Napa County APN# 36-170-03 (the "Real Property") including the vineyard house, tasting room, back barn, storage units and the supplemental living quarters (the "Leased Premises"), as more particularly described on Exhibit "A" hereto. Provided that Tenant is not in default of any term or condition of this Lease, Tenant may elect to extend the Lease Term for two additional five (5) year terms ("Extended Term") by providing written notice to Landlord within ninety (90) days prior to the expiration of the Lease term.


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

         2.2 Possession. Possession of the Leased Premises shall be delivered to Tenant on the Commencement Date.

         2.3 Permitting and Construction. As an obligation hereunder, Tenant shall:

         (a) Receive an extension of the date by which it is required to complete a building on the 3200 sq. ft. concrete slab (the "Concrete Slab") already in place on the Leased Premises. The extension shall be applied for and received in accordance with Napa County policies.

         (b) Complete a 3200 sq. ft. building on Concrete Slab (the "Facility"), by August 1, 2001.

         2.4 Condition. The Leased Premises are let to Tenant completely "as-is" (including without limitation the state of title, the rights of any third parties and any facts that would be disclosed by a survey or physical inspection) and subject to all zoning regulations, restrictions, rules and ordinances, building restrictions and other Laws now in effect or hereafter adopted by any governmental authority having jurisdiction. The Leased Premises are leased subject to their condition as of the Commencement Date, and the Landlord does not make any representation or warranty, either express or implied, as to the condition of the Leased Premises or as to the adequacy or suitability of the Leased Premises for the purposes or needs of the Tenant, and no representation or warranty shall be implied in fact or in law contrary to the provisions of this Section 2.4. Tenant represents to Landlord that Tenant is familiar with the Real Property and has examined the condition of the Leased Premises prior to the execution and delivery of this Lease, has found the same to be satisfactory for all purposes hereof and hereby accepts the Leased Premises in its "as-is" condition.

                                    ARTICLE 3

                                      RENT

         3.1 Base Rent.

                  A. For the period commencing on the Commencement Date and continuing through the end of the Lease Term, Tenant shall pay to Landlord twelve percent (12%) of Landlord's Invested Capital in the Leased Assets as the annual "Base Rent." The Base Rent shall be payable in twelve equal monthly installments each of which is equal to one percent (1%) of Landlord's Invested Capital in the Leased Assets, payable in advance on or before the first day of each month for each year of the Lease Term (each, a "Payment Date").

                  B. Should the Tenant exercise one or more of its five (5) year options to extend the term of the Lease, the rental amount for each Extended Term will be on terms and conditions which represent the lower of the fair market rental at the time of exercise of the option or the continuation of the then exiting Base Rent.

                  C. In addition to any increase in the Base Rent by reason of an increase in Landlord's Invested Capital during the Lease Term, the Base Rent or the rental amount payable




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during any Extended Term hereunder shall be increased annually by a fraction (if larger than zero) which has as its numerator the Consumer Price Index for the San Francisco Urban Area during July of the adjustment year and as its denominator the Consumer Price Index for the same area during July, 2000, provided however, the CPI increase shall not exceed 3.5% per annum. The term "CPI" shall mean the Consumer Price Index for all Urban Consumers, All Items, for the Western area, 1982-1984=100 Base, as published by the Bureau of Labor Statistics, United States Department of Labor, or its successor index.

         3.2 Additional Rent.

         (a) It is the express intent of the parties that Base Rent or any rental amount under the Extended Term shall be absolutely net to Landlord in each year during the existence of this Lease. Accordingly, commencing on the Commencement Date and continuing throughout the entire Lease Term and the Extended Term, Tenant shall pay as additional rent (the "Additional Rent"): (i) property taxes as required by Article 10; (ii) insurance premiums as required by
Article 11; (iii) maintenance charges as required by Article 8; (iv) utilities as required by Article 9 and (v) all other costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Premises that may arise during the Lease Term; and (vi) any other charges due Landlord pursuant to this Lease. Tenant hereby indemnifies Landlord against liability for any such Additional Rent. A payment with respect to Additional Rent shall be deemed delinquent if it is not paid on or before the date on which Landlord or the Leased Premises becomes subject to any penalty or disability of any kind or nature whatsoever because of the failure to timely discharge the sum due. Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent.

         (b) In addition to the Base Rent or any rental amount under the Extended Term, Landlord shall receive as additional rent, five percent (5%) of Tenant's gross revenues from the Leased Premises, including tasting room and hospitality sales, and all other revenues from the use or occupation of the Real Property other than the sale of wine by Tenant to wholesalers, retailers or distributors ("Percentage Rent"). The Percentage Rent shall be paid to Landlord annually on or before January 30th of the following year.

         3.3 Payment of Rent. All rent shall be paid in lawful money of the United States of America to Landlord to the account or accounts specified in writing by Landlord (which account or accounts shall be with domestic U.S. banks or other U.S. financial institutions), or at such other place as Landlord may designate from time to time by written notice to Tenant. If applicable, Tenant's obligation to pay Base Rent, Additional Rent and Percentage Rent shall be prorated at the commencement and expiration of the Lease Term to reflect any partial semiannual period.




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                                    ARTICLE 4

                           NET LEASE; NONTERMINABILITY

         4.1 Net Lease. This is a net lease and the Base Rent, Additional Rent, Percentage Rent and all other sums payable hereunder by Tenant are absolute and unconditional obligations of Tenant and, except as otherwise provided in this Agreement, such sums shall be paid without notice or demand, and without set-off, counterclaim, abatement, suspension, deduction or defense, deferment or diminution of any kind.

         4.2 Nonterminability. This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease (except as otherwise expressly provided in this Lease) nor shall Tenant be entitled to any abatement or reduction of rent hereunder, nor shall the obligations of Tenant under this Lease be affected, by reason of the prohibition, limitation or restriction of Tenant's Napa County use permit for the Leased Premises, or any default on the part of Landlord under any other agreement to which Landlord and/or Tenant may be parties.

         Tenant agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord in any such proceeding and (ii) any action with respect to this Lease which may be taken by any trustee or receiver of Landlord in any such proceeding or by any court in any such proceeding.

         Tenant, notwithstanding any other provision of this Lease and irrespective of any breach of any representation, covenant, agreement or undertaking of any nature whatsoever made by Landlord, shall have no claim or right to proceed against any creditor of Landlord, or representative of such creditor or the holder of any note or other indebtedness of Landlord, or their respective successors or assigns, because of any such breach or default on the part of Landlord under this Lease. The foregoing provisions of this Article 4, however, do not constitute a waiver of any remedy that Tenant may have in damages against Landlord or any other person.

                                    ARTICLE 5

                       USE OF LEASED PREMISES AND FACILITY

         5.1 Permitted Use.

         a. Tenant shall use the Leased Premises solely for the operation of a winery and any other legally permitted use related to the operation of a winery, and for no other use or purpose (the "Permitted Use"). Tenant shall not maintain, commit or permit the maintenance or commission of any public or private nuisance or waste on the Leased Premises or use, or permit the use of, the Leased Premises for any unlawful purpose.

         b. Landlord shall use the Facility for winemaking purposes, making wine for Tenant or others, so as to comply with the requirements of Tenant's Napa County use permit and BATF



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regulations. Landlord shall make Tenant's wine under the terms contained in a separate custom crushing contract between Landlord and Tenant. The custom crushing of Tenant's wine shall be accomplished by Landlord at Laird Family Winery or the Facility, or some combination of both.

         5.2 Compliance With Laws. Subject to Section 5.3, at Tenant's sole cost, Tenant shall promptly and properly observe and comply with all present and future Laws applicable to the Leased Premises and Tenant's use and occupancy thereof.

         5.3 Hazardous Materials. Tenant, at its sole cost, shall comply with all Laws relating to the generation, manufacture, storage, use, disposal, emission, or release of any Hazardous Material by Tenant or its agents, employees or contractors. If Hazardous Materials present on the Leased Premises on the Commencement Date or generated, manufactured, stored, used, disposed of, emitted, or released on or about the Leased Premises by Tenant or its agents employees or contractors result in contamination or deterioration of water or soil, then Tenant, at its sole cost, shall promptly take any and all action necessary to remediate, repair, cleanup or detoxify such contamination as required by Law. At any time prior to the expiration of the Lease Term, Tenant shall have the right to conduct appropriate tests of water and soil and to deliver to Landlord the results of such tests to demonstrate that no contamination has occurred as a result of Tenant's use of the Leased Premises. Tenant shall be solely responsible for, and shall protect, defend, indemnify and hold Landlord harmless from and against, all claims, costs and liabilities, including attorneys' fees and costs, to the extent arising out of the generation, manufacture, storage, use, disposal, emission or release of Hazardous Materials on or about the Leased Premises by Tenant or its agents, employees, or contractors. Tenant's obligations under this paragraph shall survive the termination of this Lease.

         If any Hazardous Materials generated, manufactured, stored, used, disposed of, emitted, or released on or about the property by Landlord or its agents, employees or contractors result in contamination of water or soil, then Landlord, at its sole cost, shall promptly take any and all action necessary to remediate, repair, cleanup and detoxify such contamination as required by Law. Landlord shall be solely responsible for, and shall protect, defend, indemnify and hold Tenant harmless from and against, all claims, costs and liabilities, including attorneys' fees and costs, to the extent arising out of the generation, manufacture, storage, use, disposal, emission or release of Hazardous Materials on or about the Leased Premises by Landlord or its agents, employees, or contractors. Landlord's obligations under this paragraph shall survive the termination of this Lease

                                    ARTICLE 6

                                      LIENS

         6.1 No Liens Permitted. Tenant shall not, directly or indirectly, create or permit to be created or permit to exist any lien, encumbrance or charge on, pledge of or conditional sale or other title retention agreement with respect to, the Leased Premises, Tenant's interest therein, or the Base Rent, the Additional Rent or the Percentage Rent to be paid or discharged by Tenant under this Lease (individually, a "Lien" and collectively, "Liens"), other than any Lien created by


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or resulting from any act of Landlord or its employees, agents or contractors or expressly permitted under the terms of this Lease.

         6.2 Discharge of Liens. If any Lien (other than Liens excepted in
Section 6.1) shall at any time be filed against the Leased Premises, Tenant's interest therein, or the Base Rent ,the Additional Rent or the Percentage Rent to be paid or discharged by Tenant under this Lease, Tenant shall cause the same promptly to be discharged of record.

         6.3 Contest of Lien by Tenant. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall not be required to discharge any Lien if (a) the Lien is currently contested by Tenant in good faith by appropriate proceedings and (b) Tenant has, upon written demand by Landlord, deposited with the court in which the proceedings are pending, cash, a certificate of deposit, or a bond from a reputable corporate surety, in a sum equal to 100% of the amount of the contested Lien, together with all interest, penalties and other charges that may be assessed against or become a charge on the Leased Premises as a consequence of the contest of, or delay in the satisfaction of, the Lien.

         6.4 Landlord's Right to Discharge Lien. If Tenant has not recorded the bond described in Section 3143 of the California Civil Code (the "Civil Code") or otherwise acted to protect the Leased Premises under any alternative or successor statute, and if a final judgment has been rendered against Tenant by a court of competent jurisdiction for the foreclosure of a mechanic's, materialman's, contractor's or subcontractor's lien claim, and if Tenant has failed to stay the execution of the judgment by lawful means or to pay the judgment, Landlord shall have the right, but not the duty, to pay or otherwise discharge, stay or prevent the execution of any such judgment or lien; and all sums so paid, and/or any costs incurred by Landlord in connection therewith, plus interest thereon at the lawful rate, shall be reimbursed by Tenant as Additional Rent. No such payment or act of discharge shall constitute a waiver of default, or of any right or remedy for default, by Landlord, or render Landlord liable for any loss or damage arising therefrom.

                                    ARTICLE 7

                             LEASEHOLD IMPROVEMENTS

         7.1 Leasehold Improvements. Tenant may make and construct any additions, alterations and improvements to the Leased Premises (collectively, "Leasehold Improvements"), at Tenant's sole cost and without Landlord's consent, that are separately identifiable, will not impair the originally intended function and use of the Leased Premises and are readily severable without causing material damage (other than damage repaired by Tenant) to the Leased Premises ("Tenant's Improvements") provided however, Landlord shall have the sole right to construct a wine production and storage facility under the existing Napa County Use Permit outside of the Leased Property and costs incurred by Landlord in the construction of such a facility shall not be deemed Invested Capital in the Leased Assets under this Lease. Tenant, at its sole cost, may make and construct other Leasehold Improvements ("Other Improvements"), but only if Landlord has given its prior written consent thereto (which shall not be unreasonably withheld or delayed.) All Leasehold Improvements shall be made and constructed in good and workmanlike


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manner and in compliance with all applicable Laws and any other applicable covenants, conditions and restrictions. Landlord's right of consent shall encompass plans and specifications for proposed Other Improvements, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Other Improvements and the time for performance of such work. Tenant shall procure and pay for all permits and licenses required in connection with any Leasehold Improvement and shall discharge all Liens filed against the Leased Premises in connection therewith.

                                    ARTICLE 8

                             REPAIR AND MAINTENANCE

         8.1 Tenant's Obligation to Repair and Maintain. Tenant agrees that it will, at its sole cost, keep and maintain the Leased Premises in the condition existing on the Commencement Date and keep and maintain the Winery and any and all Leasehold Improvements in good repair, operating order, condition and appearance (ordinary wear and tear excepted) and from time to time shall make all structural and nonstructural, foreseen and unforeseen, and ordinary and extraordinary changes and repairs of every kind and nature which may reasonably be required to be made upon or in connection with the Leased Premises, including the Winery and any and all Leasehold Improvements, in order to keep and maintain the Leased Premises in good repair, operating order, condition and appearance (ordinary wear and tear excepted). Tenant expressly waives all rights to make repairs at the expense of Landlord as provided in Section 1942 of the Civil Code, all rights provided for by Section 1941 of the Civil Code and the provisions of Sections 1932 and 1933(4) of the Civil Code.

                                    ARTICLE 9

                                    UTILITIES

         9.1. Utilities. Tenant shall promptly pay, as the same become due, all expenses relating to the provision of water, waste discharge, gas, electricity, telephone, pest control services, waste pick-up, and any other utilities, materials or services furnished at the request of or used by Tenant in connection with its use, occupancy and operation of the Leased Premises. Landlord shall not be responsible or liable for any failure or interruption of any such services.

                                   ARTICLE 10

                                 PROPERTY TAXES

         10.1 Real Property Taxes. Tenant shall pay directly to the taxing authority, prior to delinquency, the Real Property Taxes for the Leased Premises to the extent such Real Property Taxes are for periods occurring during the Lease Term. To the extent any Real Property Taxes are not separately assessed and billed to Tenant, Tenant shall promptly pay the amount thereof as invoiced to Tenant by Landlord.

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         10.2 Taxes on Tenant's Property, Etc. Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed against any property of Tenant situated within the Leased Premises or otherwise in connection with Tenant's use, occupancy or operation of the Leased Premises (collectively "Other Taxes").

                                   ARTICLE 11

                                    INSURANCE

         11.1 Insurance to be Maintained by Tenant. Tenant shall at all times during the Lease Term maintain, at its sole cost, at least the following insurance in respect of the Leased Premises and Tenant's use, occupancy and operation thereof:

                  A. Insurance against loss or damage (i) by fire, flood, lightning, explosion, smoke damage, vandalism and malicious mischief and other risks from time to time included under standard "all-risk" and "extended coverage" policies and (ii) subject to such deductibles and exclusions as comparable companies in the same industry customarily maintain with respect to similar property owned by them, by earthquake and such other risks as are or shall customarily be insured against with respect to property that is similar to the Leased Premises, in amounts sufficient to prevent Landlord or Tenant from becoming a co-in-surer of any loss under the applicable policies but in any event in amounts not less than 100% of the full replacement value of the Leased Premises.

                  B. General public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, with primary limits of not less than $1,000,000 with respect to bodily injury or death to any one person, not less than $2,000,000 with respect to any one accident, and not less than $5,000,000 with respect to property damage.

                  C. Workers' compensation insurance or comparable insurance under applicable laws covering all persons employed in connection with any work done on or about the Leased Premises with respect to which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.

                  D. Product liability insurance against claims for bodily injury or death, in an amount which is customary, in accordance with prudent industry practice for companies engaging in a business similar to that of Tenant's.

                  E. Such other insurance upon or in respect of the Leased Premises or the use, occupancy or operation thereof by Tenant in such amounts and against such other insurable hazards as are at the time customarily obtained, in accordance with prudent industry practice, in the case of property similar to the Leased Premises and in the case of uses or operations similar to Tenant's.

         11.2 Other Insurance Matters. Each insurance policy maintained pursuant to Section 11.1.A shall be written by insurers of recognized financial standing, authorized by California


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regulatory officials to transact insurance business in California and approved by Landlord, shall name Landlord as an additional insured and loss payee, as their interests may appear, and shall provide that losses thereunder with respect to the Leased Premises shall be adjusted only with the approval of Landlord, and Tenant shall furnish to Landlord loss payable endorsements, satisfactory in form and substance, as to each such policy. Each insurance policy maintained pursuant to Sections 11.1.B, 11.1.D and 11.1.E shall name Landlord as an additional insured thereunder, as their interests may appear, shall provide that amounts payable thereunder shall be settled only with the approval of Landlord and shall provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of Tenant), shall operate in the same manner as if there were a separate policy covering each insured, and Tenant shall furnish, or cause to be furnished, to Landlord endorsements in form and substance satisfactory to each of them, with respect to each such policy. In addition, each such policy shall (i) provide that if the insurers cancel such insurance for any reason whatsoever, or the same is allowed to lapse or expire, or such insurance coverage is reduced below the amounts required hereunder, such cancellation, lapse, expiration or reduction shall not be effective as to Landlord until at least 30 days after receipt by Landlord of written notice by such insurers of such cancellation, lapse, expiration or reduction, (ii) permit Landlord to make payments to effect continuation of such insurance coverage upon notice of cancellation due to nonpayment of premiums,
(iii) provide that, in respect of the interests of Landlord in such policies, the insurance shall not be invalidated by any action, inaction or neglect of Tenant or any other person, (iv) insure Landlord's interests regardless of (A) any breach or violation by Tenant of any warranties, declarations or conditions contained in, or made in connection with, such policies, (B) any change in the title to or ownership of the Leased Premises, (C) the use or operation of the Leased Premises for purposes more hazardous than are permitted by the policy or
(D) any foreclosure or other proceeding or notice of sale relating to the Leased Premises, (v) provide that such insurance is primary without right of contribution from any other insurance which might otherwise be available to any insured party, including, without limitation, any insurance obtained pursuant to
Section 11.4, whether collectible or not, and (vi) waive any right of subrogation under the policy against Landlord and waive any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Landlord.

         11.3 Evidence of Insurance, Etc. Tenant shall deliver to Landlord promptly after the execution and delivery of this Lease, certificates of insurance, satisfactory to Landlord, evidencing all the insurance that is required to be maintained by Tenant hereunder, and Tenant shall, at least 30 days prior to the expiration of any such insurance, deliver additional certificates of insurance, satisfactory to Landlord, evidencing the renewal of such insurance. Should Tenant fail to effect, maintain or renew any insurance provided for in this Article 11, or to pay the premiums therefor, or to deliver to Landlord any of such certificates, then and in any of such events after giving written notice to Tenant of such failure, Landlord, at its option, but without obligation so to do, may procure such insurance or certificates and pay such premiums, and any sums expended by it shall be Additional Rent hereunder and shall be repaid by Tenant within five days following the date on which such expenditure shall be made by Landlord.

         11.4 Other Insurance. Nothing in this Article 11 shall be construed to prohibit Landlord from insuring, each at its own expense and for its exclusive benefit, any portion of the


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

Leased Premises, any liability with respect thereto or its interest therein, and any insurance so maintained shall not provide for or result in a reduction of the coverage or the amounts under any of the insurance policies required to be maintained by Tenant pursuant this Article 11.

                                   ARTICLE 12

                            EXONERATION AND INDEMNITY

         12.1 Limitation on Landlord's Liability. Tenant assumes, and will meet without exception, all risks and liabilities associated with its occupancy, use and operation of the Leased Premises. Landlord shall not be liable to Tenant for any loss or damage to person or property arising from any cause whatsoever (other than to the extent of the negligence or willful misconduct of Landlord), including without limitation theft, fire, act of God, acts of public enemy, riot, strike, insurrection, war, court order, condemnation, requisition or order of governmental body or authority or any damage or inconvenience that may arise through repair or alteration of any part of the Leased Premises or failure to make any such repair or alteration.

         12.2 Tenant's Indemnification of Landlord. Tenant shall protect, indemnify, defend and hold Landlord harmless from and against, any and all liabilities, claims, demands, losses, costs (including attorneys' fees and costs of defense), damages, injuries or expenses arising out of or in any way related to (a) claims for work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises, (b) claims of bodily or personal injury to or death of persons, or damage to property occurring in, on or about the Leased Premises resulting directly or indirectly from the use, occupancy or operation of the Leased Premises by Tenant or activities of Tenant in, on or about the Leased Premises, (c) claims arising from the conduct of Tenant's business at the Leased Premises, (d) any breach or default in the performance of any obligations of Tenant under the terms of this Lease or (e) any violation by Tenant of any Law, except to the extent that any of the foregoing is caused directly by the negligence or willful misconduct of Landlord. Tenant waives all claims against Landlord for damages to property, or to goods, wares, and inventory stored in the Leased Premises and for injuries to persons in the Leased Premises from any cause other than, and to the extent of, the negligence or willful misconduct of Landlord, which is not covered by insurance collected by Tenant. References in this Section 12.2 to the conduct or actions of Landlord and Tenant shall include the conduct and actions of their respective agents employees and contractors. The provisions of this Section 12.2 shall survive the expiration or earlier termination of this Lease and, subject to Article 18, shall survive any assignment, sale or transfer of this Lease, Tenant's leasehold interest in the Leased Premises and any subletting thereof.

                                   ARTICLE 13

                              DAMAGE OR DESTRUCTION

         13.1 Tenant's Duty to Restore. If the Leased Premises are damaged or destroyed by any peril, then Tenant shall restore the Leased Premises to substantially the same condition existing immediately prior to such damage or destruction, but Tenant shall not be obligated to expend more than the insurance proceeds available pursuant to the policies maintained under Article 11, and this Lease shall continue in full force and effect without abatement of any kind in the Base Rent or the Additional Rent. Such restoration shall be made in accordance with standards for Leasehold Improvements set forth in Section 7.1, and Landlord shall have approval rights in connection with such restoration comparable to its consent rights for Other Improvements set forth in Section
7.1. All insurance proceeds available from casualty insurance maintained pursuant to Article 11 shall be paid to a trustee for Landlord and Tenant solely and in trust for such restoration.

                                   ARTICLE 14

                                  CONDEMNATION

         14.1 Partial Taking of the Leased Premises. If less than 50% of the Leased Premises are taken by means of (i) any taking by the exercise of the power of eminent domain, whether by legal proceedings or otherwise, (ii) a voluntary sale or transfer by Landlord to any condemnor under threat of condemnation or while legal proceedings for condemnation are pending, or (iii) any taking by inverse condemnation (a "Condemnation"), Landlord shall reconstruct the portion of the Leased Premises lost by Condemnation at another location on the Real Property, provided another location is available on the Real Property and that the necessary building permits required to build the new structure are obtained from the appropriate legal authorities and Landlord shall not be obligated to expend more than the total amount of the Condemnation award in connection with such reconstruction. Provided that Landlord is unable to fully reconstruct the condemned portion of the Leased Premises, the Base Rent and Additional Rent due shall be partially reduced, based on the ratio by which the portion of the Lease Premises not reconstructed bears to the total Leased Premises at the time of the taking. Such reconstruction shall be made in accordance with standards for Leasehold Improvements set forth in Section 7.1. The total amount of the condemnation award shall be paid to Landlord for such reconstruction. Each party waives the provisions of the California Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Leased Premises.

         14.2 Total Taking of the Leased Premises. In the event more than 50% of the Leased Premises are taken by a Condemnation: (i) Landlord shall not be obliged to reconstruct the Leased Premises and (ii) the Lease shall terminate as of the earlier of the date of title vesting by Condemnation or the date possession is obtained by the condemning party and (iii) Landlord and Tenant will share the condemnation award as follows: (A) Tenant shall be entitled to an amount equal to any portion of the award granted in respect to Tenant's Improvements, lost goodwill and moving costs; and (B) Landlord shall be entitled to any balance of the condemnation award.

                                   ARTICLE 15

                              DEFAULT AND REMEDIES

         15.1 Events of Tenant's Default. The occurrence of any of the following shall constitute an event of default (each, an "Event of Default") by Tenant:

                  A. Failure by Tenant to perform its obligations, agreements and covenants in Article 18 (No Assignment or Subletting) or Article 20 (Surrender).

                  B. Abandonment of the Leased Premises by Tenant for a continuous period in excess of 15 days.

                  C. Failure by Tenant to pay (i) any installment of Base Rent by Tenant as and when due and payable under this Lease, and such failure to pay continues for 10 days after written notice by Landlord of such failure to pay, or (ii) all then current Real Property Taxes payable by Tenant pursuant to
Section 10.1 of this Lease, which if not paid would result in a lien on the Leased Premises prior to the lien of any assignee of Landlord, and such failure to pay continues for 10 days after written notice by Landlord of such failure to pay.

                  D. Failure by Tenant to pay any Additional Rent or Percentage Rent under this Lease on or before the date that such payment first becomes delinquent; provided, however, that if Tenant, upon receiving notice of such delinquency, may make such payment and pay any associated penalty (without causing any adverse effect on the Leased Premises or Landlord's interest therein) and does so, Tenant shall not be in default hereunder with respect to such payment.

                  E. Failure by Tenant to perform any other obligation, agreement or covenant under this Lease and such failure continues for 30 days after written notice by Landlord of such failure.

                  F. Any representation or warranty made by Tenant in this Lease shall prove to be untrue or incorrect in any material respect as of the date of issuance or making thereof.

                  G. A general assignment by Tenant for the benefit of creditors.

                  H. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of 30 days.

         In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

                  I. The employment of a receiver to take possession of all or a substantial portion of Tenant's assets or the Leased Premises, if such receivership remains undissolved for a period of 10 days after creation thereof.

                  J. The attachment, execution or other judicial seizure of all or a substantial portion of Tenant's assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of 30 days after the levy thereof.

         15.2 Landlord's Remedies. Upon the occurrence of an Event of Default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

                  A. Maintenance of Lease. Upon the occurrence of any Event of Default, Landlord may, at Landlord's election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof with interest at a rate per annum equal to the maximum rate permitted by applicable Law (the "Agreed Interest Rate"), from the date the same is paid by Landlord until Landlord is reimbursed by Tenant, (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease, and (iv) the right to recover the rent as it becomes due under this Lease as provided in Section 1951.4 of the Civil Code or any successor code section.

                  B. Termination. Upon the occurrence of any Event of Default under Section 15.1.C or Section 15.1.E (each, a "Payment Event of Default"), Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, and at any time thereafter Landlord may recover possession of the Leased Premises or any part thereof and expel and remove Tenant and any other person occupying the Leased Premises, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity, by reason of such Event of Default or of such termination. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any action by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of the Lease.

                  C. Rights Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of subsection B, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code or any successor code section. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Base Rent, Additional Rent and Percentage Rent which has accrued at the time of termination. ; (ii) the worth at the time of award of-the amount by which the unpaid Base Rent which would have been earned and Additional Rent for which Tenant would have been liable after termination until the time of award exceeds the amount thereof that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of-the amount by which the unpaid Base Rent and Additional Rent for the balance of the Lease Term after the time of award exceeds the amount thereof that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" of the amounts referred to in (i) and (ii) shall be computed with interest at the Agreed Interest Rate. The "worth at the time of award" of the amount referred to in (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1 %).

                  D. Other Remedies. Landlord may avail itself of any and all other remedies provided by any statute or otherwise available at law or in equity (including, without limitation, the right to recover damages resulting from such Event of Default).

         Tenant shall be liable for all costs and expenses (including attorney's fees and disbursements and the costs of any re-entry) incurred by Landlord by reason of the occurrence of any Event of Default and the exercise of Landlord's remedies with respect thereto.

                                   ARTICLE 16

                                     WAIVER

         16.1 Waiver. The waiver by Landlord of any breach of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Base Rent, Additional Rent or Percentage Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Base Rent, Additional Rent or Percentage Rent, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Base Rent, Additional Rent or Percentage Rent. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by Tenant under this Lease. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent, Additional Rent or Percentage Rent herein provided shall be deemed to be other than on account of the earliest amount due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance of such Base Rent, Additional Rent or Percentage Rent or to pursue any other remedy provided for in this Lease.

                                   ARTICLE 17

                                  LATE PAYMENTS

         17.1 Late Payment Charge. Tenant recognizes that late payment of any Base Rent or other sum due hereunder from Tenant to Landlord will cause Landlord to incur costs and expenses not originally contemplated under this Lease, including but not limited to certain administrative expenses, collection costs, processing and accounting expenses, the extent of which additional costs and expenses is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if any Base Rent or any other payment due hereunder from Tenant to Landlord remains unpaid 10 days after said amount is due, the amount of such unpaid Base Rent or other payment shall be increased by a late charge to be immediately paid Landlord by Tenant in an amount equal to $1000 with respect to unpaid Base Rent and 4% of any other sum, including Additional Rent and Percentage Rent. Tenant and Landlord agree that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense. The obligation to pay Base Rent or other payments on or before the day on which they are due, and the terms of this Article 17, in no way affect Landlord's rights and remedies under this Lease or otherwise in the event any such Base Rent or other payment is unpaid after the date due.

         17.2 Reimbursement. Tenant shall reimburse Landlord in full for any Additional Rent payment Lessor shall make to cure Tenant's delinquency and for any penalty or additional cost attached to the delinquent payment. Nothing contained in this Lease shall obligate Landlord to mitigate any penalty or disability by advancing the amount of any Additional Rent before it first becomes delinquent.


                                   ARTICLE 18

                     NO ASSIGNMENT AND SUBLETTING BY TENANT

         18.1 No Assignment or Subletting. Tenant shall not, either voluntarily or involuntarily, or by operation of law, assign this Lease or any interest therein, and shall not sublet the Leased Premises or any part thereof, or any right or privilege pertinent thereto, or suffer of permit any other person (the officers, employees, agents, servants, invitees, guests, or customers of Tenant excepted) to occupy or use the Leased Premises, or any portion thereof, any such assignment or subletting without Landlord's prior written consent being absolutely prohibited. Any transfer of this Lease by merger, consolidation or dissolution or any sale of assets or any other change in controlling ownership interest in Tenant (whether in one transaction or a series of transactions) shall constitute an assignment for the purposes of this Lease. Any assignment or subletting without Landlord's prior written consent shall be void and shall constitute default under this Lease. Landlord's waiver whether express or implied or consent to any assignment or sublease shall not relieve Tenant from any obligation under this Lease, or constitute a waiver or consent with respect to subsequent or different subleases or assignments, unless the waiver consent shall expressly so provide. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver of any provision of this Section 18.1. Landlord's consent to any assignment or sublease shall in no way relieve Tenant of its obligations under this Lease.

                                   ARTICLE 19

                             ASSIGNMENT BY LANDLORD

         19.1 Assignment by Landlord. This Lease and all Base Rent, Additional Tent, Percentage Rent and landlord's right, title and interest in and to the Leased Premises may be assigned or transferred in whole or in part by Landlord at any time, with notice to Tenant and without the consent of Tenant. Upon notice to Tenant of any such assignment, the Base Rent, Additional Rent, Percentage Rent and other sums payable by Tenant which are the subject matter of the assignment shall be paid to or upon the written order of the assignee, and each such payment made by Tenant to the assignee shall discharge Tenant's obligation to Landlord hereunder with respect to such payment.

                                   ARTICLE 20

                                    SURRENDER

         20.1 Surrender of the Leased Premises. Immediately prior to the expiration or upon the earlier termination of this Lease, Tenant shall remove all Leasehold Improvements installed in the Leased Premises by Tenant which Tenant is required to remove by the terms of this Lease, trade fixtures and other personal property, and vacate and surrender the Leased Premises to Landlord in the condition in which it is required to be maintained pursuant to this Lease, reasonable wear and tear excepted. Any such Leasehold Improvements, trade fixtures and other personal property of Tenant not so removed shall be deemed abandoned by Tenant and shall, without further act or deed, become the property of Landlord. Tenant shall repair any damage to the Leased Premises occasioned by the removal of such Leasehold Improvements, trade fixtures and other personal property of Tenant.

                                   ARTICLE 21

                               GENERAL PROVISIONS

         21.1 Landlord's Right to Enter. Landlord, its assignee and their respective agents and representatives may enter the Leased Premises at any reasonable time for the purpose of (i) inspecting the same, (ii) posting notices of nonresponsibility, (iii) supplying any service to be provided by Landlord to Tenant, (iv) making necessary repairs, (v) performing Tenant's obligations when Tenant has failed to do so within 30 days after written notice from Landlord, and/or (vi) in case of an emergency. However, Landlord may not so enter the Leased Premises until it has first given Tenant at least 24 hours prior notice of its intention to do so (except in case of an emergency).

         21.2 Landlord's Right to Perform for Tenant. If Tenant fails to duly and promptly pay, perform or comply with any of its obligations, covenants and agreements under this Lease, after giving written notice to Tenant of such failure, Landlord may itself pay, perform or comply with any of such obligations for the account of Tenant, without thereby waiving any Event of Default, and any amount paid or expense incurred by Landlord in connection therewith (including attorneys' fees and disbursements) shall together with interest at the Agreed Interest Rate, be payable to Landlord on demand.

         21.3 Holding Over. In the event Tenant remains in possession of the Leased Premises after the expiration or earlier termination of this Lease, such holding over shall be construed to be a tenancy from month-to-month, terminable by either party giving 30 days' prior written notice to the other party, upon the same terms and conditions set forth in this Lease (insofar as the same may be applicable) at a monthly rent equal to 150% of the Base Rent payable immediately prior to such expiration or earlier termination divided by 12. If Tenant shall retain possession of the Leased Premises or any part thereof without Landlord's consent following the expiration or earlier termination of this Lease for any reason, Tenant shall indemnify and hold Landlord harmless from and against any loss, damage or liability resulting from Tenant's delay in surrendering the Leased Premises, including without limitation any claims made by any succeeding tenant based upon such delay.

         21.4 Graphics and Signage. Tenant may, at its sole cost and subject to the approval of any governmental entity having jurisdiction, erect a monument sign or signs on the Leased Premises. All signs, notices and graphics of every kind or character, visible in or from the exterior of the Leased Premises, including, but not limited to, the monument sign described above, shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld or delayed.

         21.5 Estoppel Certificates. Each party agrees, following any request by the other, to promptly execute and deliver an estoppel certificate upon which the requesting party and any others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as is modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to the certifying party's knowledge, any uncured defaults on the part of the other party hereunder, or if there are stating their nature, and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party.

         21.6 Notices. Any notice, request, demand or other communication required or permitted to be given hereunder shall be in writing, may be personally served, telecopied, telexed or sent by an internationally recognized overnight delivery or courier service and shall be deemed to have been given when delivered in person or by courier or overnight service or upon receipt of a telecopy or telex, addressed to the recipients as follows:

Tenant:                             Andretti Wine Group
                                    4162 Big Ranch Road
                                    Napa, CA 94558
                                    Attn: Mack Jennings
                                    Telephone: (707) 259-6777
                                    Facsimile: (707) 259-6776

With a Copy to:                     Frasco & Caponigro, PLLC
                                    1668 Telegraph Road, Suite 200
                                    Bloomfield Hills, Michigan 48302
                                    Attn: John P. Caponigro
                                    Telephone: (248) 334-6767
                                    Facsimile: (248) 334-0999

Landlord:                           Dickenson, Peatman & Fogarty
                                    809 Coombs Street
                                    Napa, CA 94558
                                    Attn: Stan D. Blyth
                                    Telephone: (707) 252-7122
                                    Facsimile: (707) 255-6876

         Any party may change its address by giving notice thereof to the other parties in accordance with this section.

         21.7 Corporate Authority. Tenant represents and warrants to the other that each individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on its behalf in accordance with its Bylaws and that this Lease is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.


         21.8 No Partnership, Etc. Nothing contained in this Lease shall create a partnership, joint venture, or other similar arrangement or relationship between Landlord and Tenant. Neither Landlord nor Tenant shall be liable, except as otherwise expressly provided for in this Lease, for any obligation or liabilities incurred by the other, and their relationship is, and shall remain, only that of landlord and tenant.

         21.9 Memorandum of Lease. This Lease shall not be recorded, but if either party requests the other party to do so, the parties shall execute a memorandum of lease, in recordable form and cause such memorandum to be recorded, at the requesting party's cost.

         21.10 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

         21.11 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Leased Premises or any part thereof, as the case may be, by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate and the fee estate in the Leased Premises or any interest in such fee estate, and this Lease shall not be terminated for any reason except as expressly provided in this Lease.

         21.12 Further Assurances. Each party agrees to cooperate with the other party and take all actions reasonably required to carry out the intentions of the parties under this Lease.

         21.13 Applicable Law; Attorneys' Fees. This Lease shall be governed by, construed in accordance with, and interpreted under the laws of the State of California. If any dispute arises under or by reason of this Lease, the party prevailing in such dispute shall be entitled to recover its costs, including reasonable attorneys' fees.

         21.15 Entire Agreement. This Lease and the other documents and agreements referenced herein embody the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersede all prior negotiations, agreements and understandings, oral or written.

         21.16 Modification; Waiver. This Lease may be amended, waived or discharged only by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought, expressly indicating the intention to amend, waive or discharge this Lease. No waiver by any party or any failure or refusal by another party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         21.17 Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         21.18 Interpretation. In this Lease the neuter gender includes the feminine and masculine, the singular number includes the plural, and the words "person" and "party" include a corporation, partnership, firm, trust, or association, whenever the context so requires.

         21.19 Captions. The captions of the articles and sections of this Lease are for convenience of reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

         21.20 Non-Business Days. Whenever notice must be given, documents must be delivered or any other action must be taken under this Lease by a last day that falls on a day on which banking institutions in the States of California are authorized by law to close (a "Non-Business Day"), then the parties shall have until the next following day that is not a Non-Business Day to take such action.

         21.21 Severability. If any term, provision, covenant or condition of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, either in whole or in part, such decision shall not affect the remainder of this Lease; and it is hereby declared to be the intention of the parties that the term, provision, covenant or condition held invalid, void or unenforceable shall be limited by such court to the extent necessary to make it valid and enforceable.

         21.22    Time of Essence. Time is of the essence in this Lease.

         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease with the intent to be legally bound thereby, as of the date first above written.

LANDLORD:                                         TENANT:


                                                  AWG, LTD.
                                                  a Nevada corporation


/s/ Kenneth E. Laird                              By: /s/ Mack Jennings
---------------------------------                     ----------------------
Kenneth E. Laird
                                                  Its: CEO
                                                       ---------------------
/s/ Gail Laird
---------------------------------
Gail Laird






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